Filed Pursuant to Rule 433

Registration No. 333-210983

Issuer Free Writing Prospectus dated May 17, 2017

Relating to Preliminary Prospectus Supplement dated May 17, 2017

APPLE INC.

FINAL PRICING TERM SHEET

0.875% Notes due 2025 (“2025 Notes”)

Issuer:	Apple Inc.

Principal Amount:	€1,250,000,000

Maturity:	May 24, 2025

Coupon:	0.875%

Price to Public:	99.816%

Interest Payment Date:	Annually on May 24, commencing May 24, 2018

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Spread to Mid-Swap:	+33 basis points

Mid-Swap Yield:	0.569%

Benchmark Security:	DBR 0.500% due February 15, 2025

Benchmark Security Price:	103.375%

Spread to Benchmark Security:	+83.6 basis points

Yield:	0.899%

Redemption:	Prior to February 24, 2025, the 2025 Notes will be redeemable, at any time, in whole, or from time to time, in part, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2025 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming that such notes matured on February 24, 2025) exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the 2025 Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after February 24, 2025, Apple Inc. may redeem the 2025 Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 17, 2017

Settlement Date:	May 24, 2017 (London T+5)

Denominations:	€100,000 and any integral multiple of €1,000 in excess thereof

Listing:	Apple Inc. intends to apply to list the 2025 Notes on the New York Stock Exchange

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc.
AA+ (stable) by Standard & Poor’s Ratings Services

Common Code/ISIN:	161931217 / XS1619312173

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
Barclays Bank PLC
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
Merrill Lynch International

Co-Managers:	HSBC Bank plc
Standard Chartered Bank

1.375% Notes due 2029 (“2029 Notes”)

Issuer:	Apple Inc.

Principal Amount:	€1,250,000,000

Maturity:	May 24, 2029

Coupon:	1.375%

Price to Public:	99.376%

Interest Payment Date:	Annually on May 24, commencing May 24, 2018

Day Count Convention:	ACTUAL/ACTUAL (ICMA)

Spread to Mid-Swap:	+45 basis points

Mid-Swap Yield:	0.982%

Benchmark Security:	DBR 0.250% due February 15, 2027

Benchmark Security Price:	98.770%

Spread to Benchmark Security:	+105.3 basis points

Yield:	1.432%

Redemption:	Prior to February 24, 2029, the 2029 Notes will be redeemable, at any time, in whole, or from time to time, in part, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2029 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming that such notes matured on February 24, 2029) exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the 2029 Notes) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after February 24, 2029, Apple Inc. may redeem the 2029 Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2029 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	May 17, 2017

Settlement Date:	May 24, 2017 (London T+5)

Denominations:	€100,000 and any integral multiple of €1,000 in excess thereof

Listing:	Apple Inc. intends to apply to list the 2029 Notes on the New York Stock Exchange

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc.

AA+ (stable) by Standard & Poor’s Ratings Services

Common Code/ISIN:	161931268 / XS1619312686

Underwriters:

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
Barclays Bank PLC
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
Merrill Lynch International

Co-Managers:	HSBC Bank plc
Standard Chartered Bank

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, Barclays Bank PLC toll free at 1-888-603-5847, Deutsche Bank AG, London Branch toll free at 1-800-503-4611, or by contacting Apple Inc.’s Investor Relations at http://investor.apple.com/contactus.cfm.

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